Exhibit 99.(g)(1)(vii)

June 4, 2020

State Street Bank and Trust Company

1 Iron Street, CCB 0502

Boston, Massachusetts 02210-1641

Dear Sir/Madam:

This is to advise you that Harris Associates Investment Trust (the “Trust”) has established a new series of shares to be known as “Oakmark Bond Fund.” The Trust hereby requests that, as of June 10, 2020, (the “Effective Date”) the new series be added to Appendix A, as attached hereto, of the Custodian Agreement between the Trust and State Street Bank and Trust Company dated April 1, 2002, as amended, and that State Street Bank and Trust Company act as Custodian for the new series under the terms of this Agreement.

Please indicate your acceptance of the foregoing by executing three copies of this Letter Agreement, returning two to the Trust and retaining one copy for your records.

HARRIS ASSOCIATES INVESTMENT TRUST

/s/Kristi L Rowsell
Name: Kristi L. Rowsell
Title: President

Agreed to this 4th day of June, 2020.

STATE STREET BANK AND TRUST COMPANY

/s/Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

APPENDIX A

Oakmark Fund

Oakmark Select Fund

Oakmark Equity and Income Fund

Oakmark Global Fund

Oakmark Global Select Fund

Oakmark International Fund

Oakmark International Small Cap Fund

Oakmark Bond Fund